UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2007
UAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	001-06033 (Commission File Number)	36-2675207 (IRS Employer Identification Number)
77 W. Wacker Drive, Chicago, IL 60601
(Address of principal executive offices)
Registrant’s telephone number, including area code: (312) 997-8000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.
The information described under Item 2.03 below “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As more fully summarized below, on December 5, 2007, United Air Lines, Inc. (“United”), a wholly owned subsidiary of UAL Corporation (the “Company”), entered into an amendment (the “Amendment”) to its amended and restated revolving credit, term loan and guaranty agreement (the “Credit Facility”).
The Credit Facility was provided by a syndicate of banks and other financial institutions led by J.P. Morgan Securities Inc. and Citicorp Global Markets, Inc., as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A. (“JPMCB”) and Citicorp USA, Inc. (“CITI”), as co-administrative agents and co-collateral agents, Credit Suisse Securities (USA) LLC, as syndication agent, and JPMCB, as paying agent. The Credit Facility provides $2.055 billion of financing, comprised of two separate tranches: (i) a Tranche A consisting of a $255 million revolving commitment available for Tranche A loans and standby letters of credit to be issued in the ordinary course of business of United or one of its subsidiary guarantors and (ii) a Tranche B consisting of a term loan commitment of $1.8 billion which was available at the time of closing. Additional loan commitments of up to $450 million are available upon, among other things, United’s request and demonstration that no default or event of default has occurred and is continuing under the Credit Facility. The Tranche A loans mature on February 1, 2012, and the Tranche B loans mature on February 1, 2014.
Pursuant to the Amendment, the Company prepaid $500,000,000 of its Tranche B Loans at par plus accrued interest. In exchange therefor, the Company received flexibility to make certain shareholder initiative payments. Shareholder initiatives are subject to (i) prepayments of the Tranche B Loans in an amount sufficient to maintain the ratio of (x) the aggregate dollar amount of such optional prepayments of Tranche B Loans to (y) the aggregate dollar amount of shareholder initiative payments made of equal to or greater than 1.0:1.0, (ii) maintenance of credit ratings of at least B by Standard and Poors and B2 by Moody’s (with each such rating having no worse than a negative outlook) and (iii) pro forma unrestricted cash balance of at least $2.0 billion. The Amendment also permits United and the companies who are Guarantors on the loans to pay dividends or other distributions or payments to United and any other Guarantor (including UAL Corporation) in connection with outsourcing initiatives or corporate reorganizations. The Amendment also increases United’s capacity to invest in, and extend guarantees to, travel and airline related businesses as well as enhancing its capacity for other investments. Finally, the Amendment makes minor adjustments to further existing provisions that permit consolidation transactions and certain types of investments.
The Amendment is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Amendment which is filed as Exhibit 4.1 to this Form 8-K.

Item 7.01	Regulation FD Disclosure.
On December 7, 2007, the Company issued a press release announcing that its lenders approved a credit facility amendment and announcing a special distribution. A copy of the press release is attached hereto as Exhibit 99.1, is incorporated herein by reference and is hereby filed.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	First Amendment, dated as of December 5, 2007, to the Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated as of February 2, 2007, among United Air Lines, Inc., as borrower, and UAL Corporation, the parent, and the subsidiaries of United Air Lines, Inc. and UAL Corporation, as guarantors, and the lenders party hereto, and JPMorgan Chase Bank, N.A., as co-administrative agent, co-collateral agent and paying agent, Citicorp USA, Inc., as co-administrative agent and co-collateral agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Citigroup Global Markets, Inc., as joint lead arranger and joint bookrunner, and Credit Suisse Securities (USA) LLC, as syndication agent

99.1	Press Release dated December 7, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAL CORPORATION
By:	/s/ Paul R. Lovejoy
	Name:	Paul R. Lovejoy
	Title:	Senior Vice President, General Counsel and Secretary

Date: December 7, 2007

EXHIBIT INDEX

Exhibit No.	Description

4.1*	First Amendment, dated as of December 5, 2007, to the amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated as of February 2, 2007, among United Air Lines, Inc., as borrower, and UAL Corporation, the parent, and the subsidiaries of United Air Lines, Inc. and UAL Corporation, as guarantors, and the lenders party hereto, and JPMorgan Chase Bank, N.A., as co-administrative agent, co-collateral agent and paying agent, Citicorp USA, Inc., as co-administrative agent and co-collateral agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Citigroup Global Markets, Inc., as joint lead arranger and joint bookrunner, and Credit Suisse Securities (USA) LLC, as syndication agent

99.1*	Press Release dated December 7, 2007

*	Filed herewith electronically.

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